Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:	James E. Skinner
Executive Vice President, Chief
Operating Officer and Chief
Financial Officer
(214) 757-2954

Stacie Shirley
Senior Vice President — Finance and
Treasurer (214) 757-2967

Neiman Marcus Announces Plan to Refinance Notes
Also Launches Related Note Tender Offer

DALLAS, Texas, November 14, 2012 — The Neiman Marcus Group, Inc. (“Neiman Marcus” or the “Company”) announced today that it intends to refinance its 10 3/8% Senior Subordinated Notes due 2015 (the “senior subordinated notes”) through a new term loan. The purpose of the planned refinancing is to lower Neiman Marcus’ interest expense going forward by taking advantage of current market conditions and extend the maturity of the relevant obligation.  The Company intends to complete the planned refinancing only if that purpose can be achieved.

Neiman Marcus intends to amend its existing senior secured term loan facility to provide for the incurrence of an incremental term loan, increasing the principal amount of that facility to $2,560 million.  The proceeds of the incremental borrowings under the term loan facility, along with cash on hand, will be used to repurchase or redeem the Company’s $500 million principal amount outstanding of 10 3/8% Senior Subordinated Notes due 2015, including through the tender offer described below.  The Company also intends to amend its existing asset-based loan facility to permit the increase of the senior secured term loan facility to $2,560 million.  The terms of the contemplated transactions are not yet final.

The Company intends to hold a bank call with lenders on November 15, 2012 to discuss the proposed amendments to its credit facilities.

Neiman Marcus also announced today that, as part of the refinancing, it has launched a tender offer and consent solicitation in respect of the senior subordinated notes.  Pursuant to the tender offer and consent solicitation, the Company is offering to purchase any and all of the senior subordinated notes for cash, and is soliciting consents to amend certain terms of the senior subordinated notes and the related indenture.  Approximately $500 million principal amount of the senior subordinated notes are currently outstanding.  If the tender offer is successfully completed, the Company intends to call for redemption all senior subordinated notes that remain outstanding thereafter.

Holders of senior subordinated notes that are accepted for purchase will receive total consideration of $1,023.75 per $1,000 principal amount of senior subordinated notes accepted, which includes $1,003.75 as the purchase price and $20 as a consent payment, if their senior subordinated notes are validly tendered prior to 5:00 P.M., New York City time, on November 28, 2012 (subject to extension at the Company’s option).  Holders of senior subordinated notes that are validly tendered after that time and on or prior to the expiration date will receive only the purchase price, and not the consent payment, for their senior subordinated notes.  Accrued interest up to, but not including, the payment date will be paid in cash on all senior subordinated notes that are accepted for purchase.

The tender offer and consent solicitation are contingent on the satisfaction of conditions including the Company’s successful amendment of (1) its existing senior secured term loan facility to provide for the incurrence of an incremental term loan, which would increase the senior secured term loan facility to $2,560 million, and to permit the repurchase of the senior subordinated notes and subsequent redemption to occur, and (2) its existing asset-based loan facility to permit the increase of the senior secured term loan facility to $2,560 million on terms and conditions satisfactory to the Company, and the valid tender of a majority in principal amount of the outstanding senior subordinated notes.  The Company expects to fund the tender offer and consent solicitation from incremental borrowings under the amended and restated term loan facility together with cash on hand.

The tender offer and consent solicitation are scheduled to expire at 12:00 midnight, New York City time, on December 12, 2012 (subject to extension at the Company’s option). Tendered senior subordinated notes may be withdrawn until the withdrawal deadline, which will be the earlier of (1) the time and date that a supplemental indenture implementing the amendments approved by the consents is executed (which is expected to occur shortly after the requisite consents are received) and (2) 5:00 P.M., New York City time, on November 28, 2012 (subject to extension at the Company’s option).  Tendered senior subordinated notes may not be withdrawn thereafter unless required by law.

Payment for senior subordinated notes validly tendered and not validly withdrawn on or prior to the consent time and accepted for purchase will be made following the consent time.  Payment for senior subordinated notes validly tendered and not validly withdrawn after the consent time and on or prior to the expiration date, and accepted for purchase, will be made promptly after the expiration date.

Holders may not tender their senior subordinated notes in the tender offer without delivering their consents to the proposed amendments, and holders may not deliver their consents to the proposed amendments without tendering their senior subordinated notes pursuant to the tender offer.  If the consent solicitation succeeds and the amendments it proposes are adopted, substantially all of the restrictive covenants, and certain events of default, contained in the senior subordinated notes and the related indenture would be eliminated.

Holders may obtain copies of the Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal from the Information Agent for the tender offer and solicitation, Global Bondholder Services Corporation, at (866) 952-2200 (toll free) or (212) 430-3774.

Credit Suisse is the Dealer Manager and Solicitation Agent for the tender offer and solicitation.  Questions regarding the tender offer and solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) or (212) 325-2476 (collect).

Neither the Company, the Dealer Manager and Solicitation Agent, the Information Agent nor any other person makes any recommendation as to whether holders of senior subordinated notes should tender their senior subordinated notes or deliver the related consents, and no one has been authorized to make such a recommendation.

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The tender offer and the solicitation are being made solely pursuant to the Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal.  Holders are urged to read the Offer to Purchase and Consent Solicitation Statement and related documents carefully before making any decision with respect to the tender offer and solicitation.  Holders of senior subordinated notes must make their own decisions as to whether to tender their senior subordinated notes and provide the related consents.

The tender offer and solicitation are not being made to holders of senior subordinated notes in any jurisdiction in which the making of or acceptance of the tender offer or consent solicitation would not be in compliance with the laws of such jurisdiction.  The Company expressly reserves the right, subject to applicable law, to terminate the tender offer and consent solicitation.  This press release does not constitute a notice of redemption or an obligation to issue a notice of redemption in respect of the senior subordinated notes.

Neiman Marcus, Inc. is the parent of The Neiman Marcus Group, Inc.  Neiman Marcus, Inc. operations include the Specialty Retail Stores segment and the On-line segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus, Last Call and Bergdorf Goodman stores. The On-line segment conducts direct to consumer operations under the Neiman Marcus, Horchow, Last Call and Bergdorf Goodman brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.

From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain “forward-looking information,” including all statements related to the potential refinancing and the terms thereof and statements related to the tender offer and the solicitation (including the expiration date, the consent time and possible completion of the tender offer and solicitation), all of which relate solely to current plans. These statements are made based on management’s expectations and beliefs concerning future events and are not guarantees of future performance.

The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: weakness in domestic and global capital markets and other economic conditions and the impact of such conditions on the Company’s ability to obtain credit; general economic and political conditions or changes in such conditions, including relationships between the United States and the countries from which the Company sources its merchandise; economic, political, social or other events resulting in the short-or long-term disruption in business at the Company’s stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods; changes in the demographic or retail environment; changes in consumer preferences or fashion trends; changes in the Company’s relationships with customers due to, among other things, its failure to provide quality service and competitive loyalty programs, its inability to provide credit pursuant to its proprietary credit card arrangement or its failure to protect customer data or comply with regulations surrounding information security and privacy; the effects of incurring a substantial amount of indebtedness under the Company’s senior secured credit facilities and senior subordinated notes; the ability to refinance the Company’s indebtedness under its senior secured credit facilities and the effects of any refinancing; the effects upon the Company of complying with the covenants contained in its senior secured credit facilities and the indentures governing its senior subordinated notes; restrictions on the terms and conditions of the indebtedness under the Company’s senior secured credit facilities may place on the Company’s ability to respond to changes in its business or to take certain actions; competitive responses to the Company’s loyalty programs, marketing, merchandising and promotional efforts or inventory liquidations by vendors or other retailers; changes in the financial viability of the Company’s competitors; seasonality of the retail business; adverse weather conditions or natural disasters, particularly during peak selling seasons; delays in anticipated store openings and renovations; the Company’s success in enforcing its intellectual property rights; changes in the Company’s relationships with designers, vendors and other sources of merchandise, including adverse changes in their financial viability, cash flows or available sources of funds; delays in receipt of merchandise ordered due to work stoppages or other causes of delay in connection with either the manufacture or shipment of such merchandise; changes in foreign currency exchange or inflation rates; significant increases in paper, printing and postage costs; changes in key management personnel and the Company’s ability to retain key management personnel; changes in the Company’s relationships with certain of its key sales associates and the Company’s ability to retain its key sales associates; changes in government or regulatory requirements increasing the Company’s costs of operations; litigation that may have an adverse effect on the Company’s financial results or reputation; terrorist activities in the United States and elsewhere; the impact of funding requirements related to the Company’s pension plan; the Company’s ability to provide credit to its customers pursuant to its proprietary credit card program arrangement, including any future changes in the terms of such arrangement and/or legislation impacting the extension of credit to its customers; and the design and implementation of new information systems as well as enhancements of existing systems.

These and other factors that may adversely affect the Company’s future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

####